Exhibit 99.2

RADISYS CORPORATION
Third Quarter Conference Cal

October 28, 2004
4:00 pm CT

Operator:	Good day. All sites are now in the conference line in a listen-only mode. I would like to turn it over to your host, Mr. Scott Grout, President and CEO.

Scott Grout:	Thank you, Robert.

Good afternoon, everybody, and thank you for joining us in the RadiSys Third Quarter Conference Call.

In this call, we will review our results for the third quarter as well as our outlook for the fourth quarter and then open the call up for questions. Participating in the call today are Julia Harper, our CFO, Brian Bronson, our Chief Accounting Officer, and myself, Scott Grout, President and CEO.

Before we get started, I’d like to turn the call over to Julia for caution about forward-looking statements.

Julia Harper:	Thanks, Scott.

Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today, which may be found on our Web site at www.radisys.com and in our SEC filings, including our 2003 annual report on Form 10-K.

All information in this call is as of October 28, 2004 and the company undertakes no duty to update any forward-looking statement to conform the statement to actual results or to changes in the Company’s expectations.

Now, I’ll turn the call back to Scott.

Scott Grout:	Thanks, Julia.

We delivered another solid quarter, both strategically and operationally, with revenues of $61.7 million, up $1.5 million or about 2% sequentially from the second quarter and up 23% from the third quarter of 2003. Net income for the quarter was $3.8 million or $.20 per diluted share versus a net income of $3.5 million or $.18 per diluted share for the second quarter and net income of $2.3 million or $.12 per diluted share a year ago.

Our wireless infrastructure business continues to be strong, which enabled us to deliver both revenue and earnings growth despite softening within some of our enterprise markets.

We underscored our commitment to the AdvancedTCA, or ATCA, market by announcing our Promentum family of products, as well as our RadiSys Alliance Partner Program. We also continued to make meaningful progress in our globalization efforts, including expansion of both our China development center and our manufacturing outsourcing initiative.

A breakdown of our third quarter revenues within our three segments was as follows:

42%, or $26.2 million of third quarter revenues were derived from our Service Provider Systems segment, which includes public network infrastructure such as wireless networks, enhanced services, and advanced messaging. Wireless networks represent 31% of total revenues for the quarter.

25%, or $15.7 million of third quarter revenues were derived from our Enterprise Systems segment, which includes storage, network security, IT infrastructure, and enterprise networking equipment.

33%, or $19.8 million of third quarter revenues were derived from our Commercial systems segment, which includes medical imaging and diagnostic systems, transaction terminals, test and measurement, and semi-conductor and manufacturing capital equipment. Medical systems represented 11 % of total revenues.

Our Service Provider Systems revenues were up again this quarter, and the growth was attributable to continued strength in our wireless business. Our current expectation for the fourth quarter is that the service provider segment and wireless revenues specifically will increase over the third quarter.

Our Enterprise Systems revenues were down from the second quarter. We expect to see this trend continuing into Q4 and therefore expect to see Enterprise Systems down sequentially quarter-over-quarter.

We have seen a buildup of inventories in the channel related to our IP-PBX products. We do not believe that this is an end-market demand issue and currently expect to see the remaining excess inventories fall down through the fourth quarter.

We are also seeing a slower-than-expected deployment rate by our customers on network processor or NPU-based products. We do have a number of active and ongoing NPU-based programs with our customers and currently expect to see their deployments begin in 2005.

Finally, we are experiencing an expected decline in some of our legacy storage products, which is partially offset by new storage products ramping into production.

Our commercial segment was up from Q2 with strong sequential demand in our transaction terminal business. The terminal business has been, and will likely continue to be, somewhat lumpy from quarter to quarter.

Our medical business continues to be the largest sub-segment within Commercial. Our current expectation for Q4 is that our Commercial Segment will be around the same level as Q3.

Our top five customers for the quarter were: Avaya, Comverse, Diebold, Nokia, and Nortel. Collectively, they represented about 59 % of our revenues for the quarter.

Nokia represented 30 % of the quarter’s revenue while Nortel represented 11%. From a geographic perspective, approximately 49% of our third quarter business was in Europe, 44% in North America, and 7% in Asia-Pacific.

On October 20th, we announced our Promentum family of AdvancedTCA, or ATCA, products as well as our new RadiSys Alliance Partner Program. Our strength in the growing ATCA market will be based on our already-proven success as a strategic supplier of tested modular platforms that enable equipment makers to bring more products to market faster and at a lower overall cost.

RadiSys already has significant experience in the design, delivery, and deployment of carrier-grade modular platforms. The ATCA standard establishes the ability to implement reusable platforms, enabling the deployment of more flexible solutions based on cost-effective commercial technologies.
RadiSys’ core ATCA solutions will be applicable across a wide range of customers and a wide range of applications.

RadiSys continues to play a leading role in the development and deployment of standards, including ATCA, as a premier member of the Intel Communication Alliance, and a long-time member of the PICMG and SAF standards bodies.

Our announcement marks a continued expansion of our strategy to deliver more integrated and more turn-key products to our customers. Our product plans include a family of integrated carrier-grade blade servers and network element platforms that address control and data plane applications.

Our integrated hardware and software platforms make extensive use of common architectural and component designs with carrier-grade operating systems and middleware, reducing development time and development cost and enhancing application portability.

We are also broadening the scope and value of our solutions by building a robust ecosystem of partners through our RadiSys Alliance Program. By working closely with our alliance partners, we will provide more complete solutions that enable our customers to bring better solutions to market. The RadiSys Alliance Program is comprised of companies that provide leading technologies and services that enhance our ATCA solution.

At this time, RadiSys Alliance Partner Program partners include Clovis Solutions, GoAhead Software, Hughes Software, IP Fabrics, LVL7 Systems, Inc., MontaVista, Teja Technologies, and a number of other critical players.

Our strategy is to deliver fully-integrated, application-ready ATCA platforms that enable our customers to focus on the attributes of their systems that more substantially differentiate their products. We believe this strategy enables our customer to leverage and multiply the impact of internal development efforts while introducing platforms much more quickly.

Our ATCA platforms combine industry-leading hardware, software, and services with our unique value, allowing equipment makers to reduce product development time by as much as 50%.

In the quarter, we announced the Promentum SYS-6000 as an application-ready, highly-configurable, and integrated Linux blade server for control and data plane services. The Promentum SYS-6000 will be available to customers in January of 2005.

We also received our first platform level design win during the quarter and are in active discussions with more than a half dozen Tier-1 equipment makers with our ATCA product offerings.

With that, I’d like to turn the call over to Julia, who will give you some additional details about our third quarter financial results.

Julia Harper:	Thanks, Scott.

As Scott mentioned, revenues finished at $61.7 million, up $1.5 million sequentially from the second quarter and up 23% from the third quarter of 2003.

Net income for the quarter was $3.8 million or $.20 per diluted share. This represents a 9% sequential growth in earnings and a 68% increase over last year’s third quarter results.

We recorded $428 thousand in restructuring expense this quarter as a result of our decision to eliminate 14 positions in our Birmingham, UK office and moved the work to other RadiSys offices. This action supports our strategic focus on providing more integrated hardware and platform solutions to our customers.

We will record the remaining $50 thousand in restructuring expenses associated with this action in the fourth quarter. The restructuring will result in a total cash outlay of approximately $470 thousand, most of which will be paid out during the fourth quarter as severance payment.

We incurred $250 thousand of expense for stock compensation this quarter versus $356 thousand last quarter. As we discussed previously, this expense is associated with accounting for shares to be issued under our employee stock purchase plan. We expect to record a final charge of approximately $50 thousand in our fourth quarter.

Our gross margin percent for the quarter was 32.5%. This is down about half-a-point from last quarter’s gross margin rate of 33.2%. The decrease from prior quarter is attributable to higher excess and obsolete reserve requirements and higher warranty expense as compared to last quarter. These reserve requirements fluctuate based on our inventory consumption and identification or resolution of specific warranty issues.

Last quarter, we had a favorable impact from higher consumption of older products and lower reserve requirements for customer-specific warranty issues. For the third quarter, our reserve requirements were more in line with normal levels.

We expect Q4 gross margin, excluding the end of life inventory sale, to be somewhat higher as we begin to see some benefit from our increased outsourcing initiative. Our expectation is that the gross margin percent will be in the 33 to 33.5% range.

Operating expenses, excluding intangible amortization, the restructuring charge, and expense for ESPP shares, totaled $14.6 million, up about $100 thousand from last quarter.

As previously planned and announced, we did increase our investment and R&D and marketing over the prior quarter, but we had higher NRE reimbursement this quarter and lower incentive compensation accruals compared to Q2.

Our headcount grew from 537 to 549, with 11 of the 12 hires in engineering positions.

As a percentage of sales, R&D was 11.4% and SG&A, excluding intangible amortization, was 12.5% versus 11.8% for R&D and 12.8% for SG&A last quarter.

Intangible amortization was $515 thousand in both quarters and we expect it to remain at that same level for Q4.

In the fourth quarter, we expect operating expenses to increase by about $250 thousand over Q3 levels, mainly in R&D, as the amount of NRE reimbursement will decrease somewhat and we continue to invest in ATCA and other products that are in line with the strategy that Scott discussed.

Non-operating expense improved to $32 thousand versus $691 thousand last quarter. Net interest income improved by $534 thousand and we had a prior quarter loss of $387 thousand associated with the buyback of our subordinated notes. These improvements were somewhat offset by an unfavorable foreign exchange impact from a weaker relationship between the dollar and the euro at the end of the third quarter. Assuming no further weakening of the dollar, we expect the non-operating line to be positive in the fourth quarter.

We lowered our tax rate estimate for the full year from 25% to 20% due to an increase in projected income earned in foreign jurisdictions, which carry a lower tax rate. We recorded a year-to-date true-up in accordance with FAS 109 to bring our accrued taxes in line with the new full year estimate. This resulted in a third quarter tax rate of about 12% and gave us a favorable impact to earnings of about $.03 per diluted share versus our prior 25% estimated tax rate. We still don’t expect to be a taxpayer during 2004 as any tax expense will likely be offset with the reduction of our net operating loss carryforwards residing on the balance sheet as deferred tax assets.
For the fourth quarter, we expect our tax rate to be approximately 20%, in line with our current full year estimate.

Our basic share count was 19 million and fully diluted equaled 19.5 million, as compared to 18.8 million for basic and 19.6 million for diluted in the second quarter.

The increase in basic share count this quarter is attributable to stock option exercises and ESPP purchases, and we had slightly lower diluted shares due to a decline in the average fair market value of our stock during the quarter.

As we discussed on our last call, for the fourth quarter we’ll be required to include in our share count an additional 4.2 million shares associated with our senior convertible notes. A FASB accounting rule change effective in the fourth quarter requires that we include the shares for these notes, which were previously excluded from share count due to a contingent conversion or “co-co” feature. So our estimated share count for Q4 is about 24 million shares on a diluted basis.

Including the additional 4.2 million shares in the Company’s results for the first three fiscal quarters of 2004 would have resulted in diluted earnings per share of $.13 for Q1, $.16 for Q2, and $.17 for Q3, totaling $.46 per share for the nine months ended September 30, 2004.

We continue to strengthen our balance sheet in the quarter. Our total for cash, short-term and long-term investments, is $189 million, up from $181 million in the second quarter, and we generated roughly $7.5 million in cash flow.

Our net cash increased to $79 million from $71 million at the end of Q2. We define net cash as cash and investments less our convertible debt at face value.

Our trade receivables increased by about $3 million to just under $41 million. DSO for the quarter was 60 days, up three days from last quarter. The status of our receivables is excellent but our shipments this quarter were more back end weighted than in the previous quarters. We expect our DSO to remain about the same in the fourth quarter.

Net inventory levels were just over $21 million versus $21.8 million last quarter, and inventory turns were 7.9, up from 7.4 last quarter. We estimate that turn should be between 8 and 9 in the fourth quarter.

Our cash cycle time decreased to a new low of 43 days from 47 days in the second quarter, due largely to the improvement in inventory turns.

Capital expenditures during the quarter were $1.2 million and depreciation expense was $1.4 million. We expect both of those to remain at similar levels for the fourth quarter.

With that, I’ll turn it back over to Scott to talk about the outlook for Q4.

Scott Grout:	Thank you, Julia.

Regarding our outlook for the fourth quarter, please note that this is our view as of today and this is a forward-looking statement subject to risks and uncertainties as discussed earlier in our press release made available earlier today.

We currently expect to see fourth quarter revenues in the range of $62 to $64 million. Included in the revenue guidelines for the fourth quarter is a $1.4 million end of life component inventory sale to one of our major customers. The inventory sale will be recorded as revenue and will not generate any gross profit as the inventory will be sold at cost.

Diluted earnings per share for the fourth quarter, excluding restructuring charges, are currently expected to be between $.16 and $.18. This estimate includes the changes that Julia mentioned for the increase in our share count and tax rate for the fourth quarter.

We currently expect to record a restructuring charge in the fourth quarter to continue alignment of skills required to develop, market, sell, and support more advanced embedded platforms and solutions. The expected restructuring will also include a reduction in our internal manufacturing operations given the positive progress by the team on our global manufacturing outsourcing initiative.

The restructuring charge is expected to include severance for approximately 55 to 65 employees and is estimated to be between $1 million and $1.5 million, which will be paid out in the next two quarters. We expect to continue hiring new employees to expand the skills necessary to execute on our strategy.

We continue to see growing interest by our customers for turn-key embedded platforms and will continue to deploy our investments and align our resources to position us to seize these opportunities in our end markets. We are focused on providing more advanced and more integrated embedded solutions that enable our customers to bring better products to market, faster and more economically.

With that, I think we are ready to open the call up for your questions.

Operator:	At this time, if you would like to register for a question, please press the star then 1 on your touch-tone phone.

To withdraw from the queue at any time, press the pound key.

Once again, if you would like to register your site for a question, please press the star then 1 on your touchtone phone.

We will first go to the side of Abel Beyene.

Abel Beyene:	Good afternoon. Can you hear me?

Julia Harper:	Yes. Hi, Abel.

Abel Beyene:	Hi. I was wondering if you could give us a little bit more color on what’s happening in wireline. It’s just a smaller part of your service provider business, but we’re interested to know if you’re seeing any signs of life so far this quarter.

Scott Grout:	From a revenue perspective, not any material changes. I would say for ATCA, the architecture that we’re invested in, were seeing interest on both wireline and wireless side. So our customers are working on developing new products around voice-over IP media gateway kind of applications in wireline.

Abel Beyene:	Okay. And Fiscal ‘05, you care to maybe put out some of your thoughts on what you expect to see in Fiscal ‘05 across your end markets?

Scott Grout:	Well, certainly not from a guidance perspective. In general, we expect growing activity on standards-based platforms that we’re investing in across commercial, enterprise, and service provider with ATCA. The level of new product design activity and new product introduction in our customer base is actually very strong. So the degree of engagement with them, work with them on new product offerings is going pretty well.

Abel Beyene:	You mentioned during your last call that you were no longer going to announce design wins. Is there any other measurable or anything to quantify — that you can use to quantify business activity that will help you on ‘05?

Scott Grout:	As we have mentioned, we discontinued announcing design wins, and in exchange, made a commitment that we’d share more information with you about what products we’re investing in and what our introduction schedules are. So today, our introduction of the SYS6000 and a description of what we see as opportunity for that, and in the last call the ATCA 1000.

I would expect we’ll continue to share with you what we’re investing in, what the new product releases are, and in general, what we’re seeing in terms of levels of activity on that.

Abel Beyene:	Okay. And then — I guess, one last question. I’ll let somebody else jump in.

Scott Grout:	Sure.

Abel Beyene:	Taking about the Promentum win — the first win you said — could you give us some, maybe, some timing on the revenue there?

Scott Grout:	So we expect to see that again in ‘05.

Abel Beyene:	Okay. Any dollar value that you care to mention?

Scott Grout:	No. Sorry about that.

Abel Beyene:	Okay. Thanks, Scott. I appreciate it. Bye.

Julia Harper:	Bye, Abel.

Operator:	The next is the site of Dave Duley.

David Duley:	Yeah. One quick housekeeping question, Scott. You’re speaking so fast, I could not write this down. Could you just review who the top five customers were and the percentage again?

Scott Grout:	Oh I’m sorry, David. I didn’t mean to go so fast. Top five customers were: Avaya, Comverse, Diebold, Nokia, and Nortel. And Nokia was 30% and Nortel was 11%.

Julia Harper:	And the total was 59% for the top five Dave.

David Duley:	Okay. And then I think you said that you’ve seen some softness in your enterprise business in the third quarter and that was reflected in that business, I think, being down 8.5% sequentially, and then you said in the fourth quarter it would be down again, right?

Scott Grout:	Yes.

David Duley:	And that was due to inventory?

Scott Grout:	Predominantly due to inventory and our best view is the end market demand still remains good for it.

So the big driver was inventory around IP-PBX. Second driver was that NPU programs are a little bit slower for our customers getting those products to market than we had anticipated. So we’ve done fine and delivered our platform and our solution. They are just working to get their products to market. And then around storage, we have some legacy products falling off and some new products coming on as we go through that transition.

David Duley:	Okay. And correct me if I’m wrong, though, but I’m pretty sure that Avaya is one of your larger IP-PBX systems customers and they’re one of your largest customers in the third quarter. Is there, all of a sudden, realization that we have inventory or how can it be such a big customer in the third quarter and then in the fourth quarter, you have inventory. I’m a little confused.

Scott Grout:	So, David, you may know we have multiple customers that fall into that category of IP-PBX. It’s not appropriate for us to share which of the customers we’re seeing inventory issues with. But there was a little bit of softening in Q3. We expect that softening to continue in Q4 and then pick back up again.

David Duley:	I guess another way to ask that — would you consider — would it be likely that Avaya would still be on this list in the fourth quarter?

Scott Grout:	On our top five customers?

Julia Harper:	Yes.

Dave Duley:	Okay. Great. I’m sorry if this is a little bit more of a financial lesson. Help us understand the accounting for the convert. And, you know, there seems to be other companies that are pursuing somewhat different strategies. I can’t explain it to you, but why are recognizing this now and why may we not pursue one of those other strategies — maybe they’re not available to you — I don’t know, but help the crowd understand why we’re including the additional shares. And when you include additional shares, do you take all the interest expense out? Thank you.

Julia Harper:	Okay. So I’ll do my best to explain it, but I’ll admit to you right up front the rules are a little bit confusing. So what you have to do is basically deduct out the interest expense on those notes and add in the shares. And if that gets you to a more diluted earnings number than without it, then you have to report it that way and you have to calculate your EPS number that way. But then when we present our income statement, the interest expense will actually be included in the face of the income statement, but it will not be included in the calculation of the diluted earnings per share. So it is a little bit confusing.

The reason that we are including it and not taking any measures to prevent these shares from kicking in is the only thing that you can really do to prevent this from kicking in is go ahead and commit to settling those notes in cash versus having the option of settling them in equity, and we did not want to lock ourselves into that at this time.

Dave Duley:	Okay. So on the first part of your explanation, the financial statements that you’ll be issuing, essentially, you’re double counting the convert.

Julia Harper:	Well, so, you’re not double counting the convert if you look at just net income.

David Duley:	Okay.

Julia Harper:	And you’re not double counting the convert if you look at just earnings per share. But if you try to do the earnings per share calculation based on the face of the income statement, you would get a number that is double counted.

Dave Duley:	So essentially all the FAS has done is something more to confuse us all to figure out what exactly the earnings are?

Julia Harper:	Well, it kind of feels that way to me.

Dave Duley:	I can’t believe that. Anyway, one final question from me. You talked about increasing reserves. Could you just talk a little bit about why you chose to do that at this time and that’s the last question for me.

Julia Harper:	Are you talking about warranty reserves or E&O?

Dave Duley:	I think you were talking about inventory reserves.

Julia Harper:	Okay. So, inventory reserves, you know, every quarter, we basically do a calculation that looks at what we have on hand, what demand for our products have been over the prior six months, and what our forecasted demand is for products looking forward, and we do an estimate of what we think is obsolete or excess based on that view. And depending on what our products sales have been, what our consumption of products has been in the previous six months, and what our forecast is showing, you can get to a somewhat higher or lower estimate in any given quarter.

Last quarter, we had a pretty favorable impact because we had some consumption of older products that took some of our inventory out of that excess category, and this quarter, we just didn’t have as much of a favorable impact from that. But the inventory reserve estimate that we booked this quarter is actually probably more reflective of what we would expect to see on an ongoing basis than what we booked last quarter.

Dave Duley:	Okay. Thank you.

Julia Harper:	Okay.

Scott Grout:	Thanks, David.

Operator:	Our next question comes from the site of Matt Petkin.

Matt Petkin:	Hi, good afternoon. Scott, looking at the kind of breakout that we’ve seen, from your market segments so far this year, about 41% or 42% of your sales have come from your service provider business versus about 37% last year. So talk a little bit about your diversification strategy and then, maybe more importantly, looking at what the ATCA investment means for your business model. How do you see that diversification strategy actually playing out over the course of 2005?

Scott Grout:	Okay. It’s a good question. If you look at our three segments, year-over-year, were still showing growth in all three segments in commercial, in enterprise, and in service provider. Certainly, service provider has grown more strongly than the other two. And that’s owing to a pretty significant investment and position that we have in a number of new wireless technologies.

So push-to-talk is important, multi-media messaging, SMS, 3G infrastructure, etc. brought out a number of products for customers in the wireless domain and that new product revenue is providing a nice lift. On a go forward basis and today, we are investing our R&D to continue our diversification strategy.

So, clearly, our investment in ATCA is a meaningful play for us in service provider, but we have similar investments such as the network processor for enterprise, similar investment in new architectures — standard-based architectures — for commercial, particularly, medical and in test and measurement.

So from an R&D perspective, we continue to invest in order to have a diversified portfolio, and we’ll be announcing what product offerings we have in those particular areas as we move forward.

Going forward, I would expect us to continue to have each of the three segments be important areas of investment and important areas of revenue for us.

One other point that I would make is ATCA may end up in a general purpose platform, that it could have a possibility across other market segments, such as medical, such as potentially test and measurement such as, maybe military and aerospace.

So our first foray with ATCA is into the communications market, but we believe the assets we’re developing maybe applicable to some of our other segments as well.

Matt Petkin:	Thanks. And then addressing the business model shift a little bit more, Julia, you talked about the reduction in NRE reimbursement, obviously affecting the R&D line. What does this do for R&D going forward throughout 2005? And how should we think about it in terms of, you know - I understand that a lot of customers are willing to talk with you about ATCA right now, but if all that work that you’re doing for them is for free, you know, what’s the incentive for them actually choosing RadiSys and, you know, how do you see that, kind of, playing out with business model going forward?

Julia Harper:	So first of all, we’re going to continue to manage our R&D spending in that 10-12% of revenues range, Matt. And that won’t change going in the next year.

What was the second part of your question?

Matt Petkin:	Well, I guess I’m just wondering with NRE going away — we never really knew how much you were receiving in NRE reimbursement, you know, over the last 12 months.

Julia Harper:	Yes.

Matt Petkin:	So I’m worried about how much we can lose?

Julia Harper:	Yes. So it’s not going away completely, Matt. We had quite a bit of NRE reimbursement. You know, some quarters it kicks up, some quarters it kicks down, it can be a little bit lumpy. And we just had a slightly higher quarter, but we don’t expect it to go away completely.

Matt Petkin:	And what does this business model do for your visibility 12 months out in terms of revenue where customers are, you know, choosing a standard platform rather than designing on an ongoing basis with your new product?

Julia Harper:	Yeah. I don’t expect it to really change our visibility because even when we’re working with a customer on a standard product, we’re going to be working with them well in advance when they’re doing any sizeable deployments of their equipment and we’ll have good visibility into what their outlook and forecast are well and advance.

Scott Grout:	And I would add that it’s a little bit of a trade-off. Under the perfect fit model, its one customer, one program, it works, or doesn’t work, comes in on time, doesn’t come in on time. So even there, we don’t have perfect visibility.

By moving to more standards-based platforms, and again, this is not a 100% cut, we’re still doing, a little bit less than a half of our investment in perfect fit. But moving to standard product, we now can sell to eight or ten customers in dozens of different application. So the opportunity for deployment for a particular investment is quite a bit higher.

Julia Harper:	Yeah. In some ways, it actually sort of lowers the risk.

Matt Petkin:	Was the design win you had on the Promentum blade a new customer?

Scott Grout:	It was not on the blade. It was at the system level. And yes, it is a new customer.

Matt Petkin:	It was a new customer?

Scott Grout:	Yes.

Matt Petkin:	In the wireless space?

Scott Grout:	I cannot say.

Matt Petkin:	Okay. And then finally, what comments do you want to make about how — it’s obviously very, very early on, but we’ve seen, at least I’ve seen so far, three announcements about being ATCA ready. A week before yours was HP, and then maybe this week we saw Continuous come out with their platform. Are you seeing these guys in the market, and what should we look for from a competitive basis going forward?

Scott Grout:	So, one thing I would say, and I apologize for saying this, Matt. To me, it’s just a good validation point in terms of the traction of ATCA — interest in ATCA, ecosystems developing around ATCA —so there’s a piece of it that is good validation for what we’re doing.

Second, we’re bumping up against a few of the players out there. Certainly not the ones that are announcing in the nearer term, but we’re bumping up against the few players that have been investing for a while. We believe our significant differentiation is a proven ability to integrate and get this stuff to work effectively, validated field ready — field supportable.

And second, is that each one of the ATCA projects will require probably just a little bit of wiggling and a little bit of adjustment for particular applications. And that’s exactly what the RadiSys model is — our ability to take a platform and help customers customize it to a particular application. And some of the bigger players that might come in to this space, I think, will struggle with that a little bit. Not to mention, being significantly behind the curve in terms of getting product to market.

So, it definitely will be a competitive landscape. The size of the pie, sincerely, is a lot bigger for all of us and our ability to compete against that, I think, is pretty strong.

Matt Petkin:	Thanks.

Scott Grout:	Yes.

Operator:	So we’ll go next to the site of Joan Tong.

Joan Tong:	Good afternoon. I got a couple of questions here.

First off, just looking at your guidance, you’re looking for revenue between $62 million to $64 million and that’s actually including $1.4 million of inventory sales.

You’re looking at the lower end of your guidance. Does that mean that you might look for some kind of sequential decline in the fourth quarter?

Julia Harper:	If we look at the low-end of the range that would equate Joan, but if you check the midpoint, I think it’s, you know, flat to slightly up.

Joan Tong:	Okay. And I’m just like looking at my model, like looking back, like maybe six quarters seems like — starting from the second half of ‘03, you have, like, a sequential top-line growth between 5% to 7%. And it seems like in the past two quarters, I would stay starting from June quarter and also looking into your guidance for the December quarter, it seems like the sequential growth is slowing down to about 1%-2%. What’s exactly contributing that, like, you know, to slow down in revenue growth?

Julia Harper:	I think if you read the papers — the same papers that I am reading — you’ll just get the sense that overall a lot of markets out there in the technology space are just not as bullish right now as they were earlier this year, and there’s a little bit of, I think, hesitation. And then our enterprise issues with excess inventory in the channel I think is contributing to just a little bit of softness this quarter in that piece of our business. But the piece of our business that has shown significant growth, which is the wireless piece, is still very strong and we expect it to grow again next quarter.

Joan Tong:	Okay. I’m just looking at my notes here. I believe in the second quarter — in the June quarter — you mentioned about your year-to-date wireless sales actually is up 50% year-over-year, and I’m just looking into ‘05. Are we going to see the same kind of growth rate?

I know that you mentioned about that wireless was going to grow also in the December quarter, but looking out maybe a little bit further in ‘05, are we going to see such a great, like, you know, growth in ‘05 or is it going to slow down a little bit?

Scott Grout:	That kind of depends on what happens in the market. I can tell you we are in more new applications today than we were a year ago.

And our position is strong in wireless across a number of different applications with a number of customers.

Joan Tong:	Okay. Finally, you will have some restructuring expenses in the December quarter mainly due to the shut down of some of your internal manufacturing facilities. And are we going to see that in the March quarter and June quarter as well, because I’m just trying to get to where you are at in terms of, like, migrating part of your operations to China?

Julia Harper:	No, you would not see additional charges in the first half of next year if that’s what you’re asking, Joan.

Joan Tong:	Oh, okay. All right. Thank you.

Scott Grout:	Thank you, Joan.

Operator:	Once again, if you would like to register you site for a question, please press the star then 1 on your touchtone phone. We’ll go to the site of Rob Stone.

Rob Stone:	Hi. I wasn’t sure I actually got in the queue the first time. Thank you.

Scott Grout:	Hi, Rob.

Julia Harper:	Hi, Rob.

Rob Stone:	Julia, first, a housekeeping thing on the calculation of the EPS with the convert. It’s an addback of tax-affected interest, correct?

Julia Harper:	Yes.

Rob Stone:	And so that’s at the 20% tax rate now?

Julia Harper:	It’s at the US Federal Tax Rate, so it would be tax affected at the 35% tax rate, Rob, because it’s US expense.

Rob Stone:	So, roughly, what is the addback amount to make the math simple for the people doing this the first time.

Julia Harper:	It’s up to $250K per quarter.

Rob Stone:	Okay. So that’s added back to due the EPS calculation, that’s added to net income and then the 4.2 million additional shares are added to the share count.

Julia Harper:	Correct.

Rob Stone:	Okay, great. With respect to your gross market outlook, I know you’ve not made any kind of a forecast view beyond Q4, but should we see some beneficial impact from the headcount reductions or the reduction of the internal manufacturing? Do you see a gross margin benefit from that or any place else on the P&L where that will show up as a quarterly improvement?

Julia Harper:	So, Rob, the best guidance I can give you is that going into next year, I would expect to see gross margins range in the 33%-34% range. You know, all other things being equal, this outsourcing initiative will give us some lift on our gross margin but there’s a lot of other moving pieces that have to get factored in like product mix. But I would say, you know, somewhere in the 33%-34% is where we would expect to be over the next few quarters.

The other thing you need to keep in mind is that we’ve got a lot of operating income leverage as revenues grow and we don’t grow our operating expense nearly as fast as revenue grows.

Rob Stone:	Yeah, well I think we would all be happy with a more robust capital equipment environment in 2005.

Julia Harper:	You better believe it.

Rob Stone:	Finally, with respect to the inventory calculations for potentially obsolete inventory, and there has been a couple of quarters where you had some end-of-life component sales. Can you give us a rough idea of the amount of your overall inventory that would fall in the category of either old or potentially end-of-life with respect to the amount that’s on your books?

Julia Harper:	So at one point, it was a fairly sizeable number, Rob, but as a result of the prior sale and this one, we brought it down pretty substantially. If you look, our gross inventory number now is around $30 million, I think, and probably less than 10% of that now after we sell this last piece would be attributable to end-of-life’s component. So, you know, $3 million are less.

Rob Stone:	Okay. Thanks very much.

Julia Harper:	You’re welcome.

Scott Grout:	You’re welcome.

Operator:	Here’s a follow-up question from the site of David Duley.

David Duley:	Yeah, real quick, and I’m sorry if I missed your explanation that the gross margin sequentially was going to be up and the key reason was what again?

Julia Harper:	You’re asking what it is?

David Duley:	Yeah, why was the gross — I think you’ve got the gross margins up sequentially going forward on flat revenues, why is that?

Julia Harper:	Yeah. So we are starting to see some of the benefits of the outsourcing.

David Duley:	Okay. And as far as outsourcing to China, let’s say you had thought that you were going to move 10 products there — and I’m making up a number — but how far along is 10 products or the right number — how far along are we on moving products to China and, you know, how much more benefit do we have after this particular period?

Julia Harper:	Okay. So let me start by saying if you look at where we where a year ago, on a dollar basis, we were probably only about one-third outsourced. On a unit basis; we were closer to half outsourced. And in our most recent quarter, we were up over 50% on a dollar basis and up over 60% on a unit basis.

In terms of where our goal is? Near-term, our goal is to get outsourced to about 70% on a unit basis. Relative to what we have planned for the year, we are not quite as far along. You know, we’re maybe a quarter, a couple of months to a quarter behind but making good progress, and again expect to edge that up to closer to 70% outsourced on a unit basis over the next couple of quarters.

David Duley:	Okay. And what, again, was the outlook in the commercial business? I know commercial was fairly strong during the quarter, and the outlook there was for that business to continue to grow?

Julia Harper:	Yeah. It was up nicely this quarter and we expect it to be at about the same level next quarter, so roughly flat.

David Duley:	Okay. So when you look at your three buckets, essentially, your guidance statement, midpoint your guidance range minus the one-time stuff gives you almost exactly flat revenue guidance, and how we get there is wireless or service provider is up, the enterprise business is down and commercial’s flat?

Julia Harper:	Exactly.

Scott Grout:	Yes.

David Duley:	Okay, thank you.

Julia Harper:	You’re welcome.

Scott Grout:	Thanks, David.

Operator:	The next is at the site of Chris Young.

Chris Young:	Hi, guys.

Scott Grout:	Hello, Chris.

Chris Young:	My question is the tax rates. Moving to 20% now, is it fair to say that 2005, as you move outsourcing from 30%-70%, that the tax rate, at a maximum, will be 20%?

Julia Harper:	No. It has nothing to do with where the manufacturing is, and more to do with where the income is generated. No, they are not necessarily the same thing, Chris.

Chris Young:	Okay

Julia Harper:	So I would still use 25% as the decent estimate for next year.

Chris Young:	Okay.

Julia Harper:	Okay.

Chris Young:	And you know it seems like you guys have guided flat to slighty up on the SG&A line at $7.7 million or so a quarter. Wondering sort of, you know, as we look into ‘05, you know, if we were putting some revenue on top of there, I’m just trying to figure out what $7.7 million yields in terms of how much infrastructure you would need to add if revenues grew or at what point you would need to add new infrastructure on the SG&A line?

Julia Harper:	Not much.

Chris Young:	So what sort of a revenue level do you think you’d be comfortable keeping with, you know, roughly a $31 million sort of SG&A number for the year? What sort of level of revenues do you think that scale will do?

Julia Harper:	Well, let me just say we’re going to manage it within that 10%-12% range. We’re just slightly above the top end of that range now. And as the revenues move up, I would expect it to come down within that range.

Chris Young:	Okay, great. Thank you.

Operator:	We are going next to the site of Ryan Davis.

Ryan Davis:	Just a quick question on the CoCo. So currently, you have a $189 million in cash plus $107 million in debt, which is a net $80 million in cash, correct?

Julia Harper:	Correct.

Ryan Davis:	So if I assume the 24 million share count and the $97 million in debt would go away — and I understand this is not from accounting perspective — which should leave you with a net of cash of about $180 million.

Julia Harper:	Correct.

Scott Grout:	Right.

Ryan Davis:	So it’s roughly about $7.50 a share versus $4 now? Is my math roughly correct on that?

Julia Harper:	I don’t know how you got the $7.50 a share?

Ryan Davis:	Well, the 24 million — if your share count goes up 4 million that’s because you no longer have the $100 million in debt from the convertible, correct? Because it’s assuming it’s paid off in shares.

Julia Harper:	Well, assuming we actually convert it, yes.

Ryan Davis:	Yes, assuming it’s converted. But if you’re assuming the 24 million shares, that’s assuming that you don’t have to pay out the debt with cash.

Julia Harper:	Right. Correct.

Ryan Davis:	So it would be roughly $179 million divided by 24 million shares?

Julia Harper:	Okay. I got you.

Ryan Davis:	And I just want a quick clarification on that.

Julia Harper:	Yes. That’s true.

Ryan Davis:	Thank you very much.

Julia Harper:	You’re welcome.

Operator:	Our next question comes from the site of Ted Jackson.

Ted Jackson:	Hi, Julia. Hi, Scott. How are you?

Julia Harper:	Hi, Ted.

Scott Grout:	Hi, Ted.

Ted Jackson:	I guess two questions. The first one is just on the enterprise business. Can you just remind me who are your key customers on the enterprise business? I know you have Nortel, who is the other key one that you’ve mentioned in the past?

Scott Grout:	IBM, Avaya, Dictaphone. They’re the bigger ones on the enterprise side. And then on network processor, we have a number of customers who are working on network processor for security applications but those have not yet ramped into revenue.

Ted Jackson:	And then with regards to the inventory level within the enterprise business, was that something that caught you by surprise? I mean, you know, it did certainly caught me by surprise.

Scott Grout:	Yeah, a little bit. So what did happen is some of our customers sort of geared up in the second quarter for what they thought was going to be a stronger second half than has actually materialized.

Julia Harper:	And if you look back at our Q2 enterprise number it was a big number, and as it turns out, I think some of these people were over buying into the channel expecting a sell through in the second half and they just hasn’t sold as much through.

Scott Grout:	From their end, demand really isn’t sequentially down; it’s just not up as much as they have anticipated in Q2 or second half.

Ted Jackson:	Okay. That’s fine. Thanks.

Scott Grout:	Okay. Thanks, Ted.

Operator:	Once again, please press star then 1 on your touchtone phone if you wish to ask a question.

We will go next to the site of Matt Petkin.

Matt Petkin:	Hi. Real quick. Julia, does the gross margin guidance include the end-of-life $1.4 million?

Julia Harper:	No, it’s not included.

Matt Petkin:	It’s on the revenue.

Julia Harper:	Yes.

Matt Petkin:	And then, Scott, you had mentioned the increasing kind of service and support nature of the ATCA. You don’t think that you’ll have to ramp up service and support to compete with the likes of HP to win business in ATCA?

Scott Grout:	No, not quite so much. I mean, HP has extremely strong service and support for end-customer demand. The reality is these systems still get sold to equipment makers like Lucent, Nortel, Alcatel, Siemens, et cetera, who they then provide the service and support 24x7 to their customers. And what we think so far is that they are not interested in giving that up to a third party. They consider that to be one of the core values that they bring to their customer is turn-key support. So what they will require of us is more documentation, more training, more ability to do global fulfillment, and work with it to do well.

Matt Petkin:	Okay. Thanks.

Scott Grout:	Yes.

Operator:	There doesn’t appear to be any further questions?

Scott Grout:	Okay, very good. I want to thank everybody again for participating in our call and I look forward to seeing many of you shortly. Thank you.

Operator:	That concludes today’s conference. You may now disconnect. Have a good day.

END